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                                                         EXHIBIT 10.87


                               SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT is dated as of January 10, 2001 (the "Agreement") and is made by and between STAR TELECOMMUNICATIONS, INC., a Delaware corporation ("STAR"), and MARY CASEY, an individual ("Ms. Casey"), with reference to the following:

                                    RECITALS:

          A. Ms. Casey's executive positions at STAR were President and Secretary.

          B. Ms. Casey submitted her voluntary resignation, effective as of the date of this Agreement, and STAR accepted Ms. Casey's resignation as of such date.

          C. STAR and Ms. Casey each wish the employment relationship to end amicably, and in a way that ensures that there are no controversies, disputes or differences between them.

         NOW, THEREFORE, in consideration of the foregoing, and of the covenants and provisions contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, STAR and Ms. Casey agree as follows:

          1. TERMINATION OF EMPLOYMENT.

             a. Ms. Casey's employment at STAR terminated, effective as of the date of this Agreement, provided that STAR shall pay Ms. Casey all salary due her as of January 31, 2001, plus an amount equal to any earned but unused vacation. Ms. Casey expressly acknowledges and agrees that, other than her salary and accrued vacation pay, she is not entitled to further compensation with respect to the termination of her employment.

             b. Upon termination of her employment at STAR, and by her signature on this Agreement, Ms. Casey hereby (i) confirms her resignation as an officer of

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STAR, and (ii) irrevocably appoints STAR as her attorney in her name and on her behalf to execute any such thing and generally to use her name for the purpose of giving effect to this resignation.

             c. As of the date of this Agreement, Ms. Casey acknowledges that she delivered to STAR all documents, papers and properties belonging to STAR or any of its parent, subsidiary or affiliated companies that may have been prepared by Ms. Casey, or that have come into her possession in the course of carrying out her obligations to STAR or any of its parent, subsidiary or affiliated companies, and that she did not retain any copies thereof.

          2. SEVERANCE PAYMENT.

             Ms. Casey acknowledges and agrees that she is entitled to no further compensation, payments or benefits from STAR after her employment termination on January 10, 2001. Nevertheless, subject to the terms and conditions of this Agreement, and provided that Ms. Casey does not breach any of the terms of this Agreement, STAR agrees to pay Ms. Casey a gross amount of forty thousand dollars ($40,000) per month, commencing February 2001 and concluding January 2002 (the "Payment Period"), for a total gross sum of Four Hundred Eighty Thousand Dollars ($480,000). Such monthly payments will be made to Ms. Casey on the last day of each month until the total gross amount of severance has been paid.

             There shall be no tax withholdings taken from each of the payments specified in this Paragraph 2, and these payments will be reported to Ms. Casey on an IRS 1099 Form with respect to all relevant tax periods relating thereto. Ms. Casey agrees to indemnify and hold STAR harmless from any and all claims by any and all federal and state taxing authorities arising out of the above referenced payments.

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             In addition, STAR will grant to Ms. Casey the option to acquire
400,000 shares of STAR common stock, which options shall have an exercise price equal to final closing price for such shares as listed on the NASDAQ on January 25, 2001. Such options will vest immediately upon execution of this Agreement and can be exercised by Ms. Casey at any time thereafter during the life of such options and shall terminate on the date that is six months and fifteen days following her resignation from her position as a member the Board of Directors of STAR. STAR and Ms. Casey agree to execute such additional documents and take such additional actions as may be reasonably necessary to effectuate the agreed grant of options.

         3. BENEFITS.

             a. CONTINUING INSURANCE PARTICIPATION. In addition to any insurance continuation rights she may have under COBRA, Ms. Casey will be entitled to continue to participate in the health, life, dental, vision, disability and other insurance plans of STAR through December 31, 2001, on a basis consistent with STAR's past practices. STAR shall be responsible for the payment of any applicable premiums under such plans through December 31, 2001.

             b. AUTOMOBILE ALLOWANCE. STAR shall pay to Ms. Casey a monthly automobile allowance equal to the car lease payments currently paid by STAR on Ms. Casey's behalf through December 31, 2001.

             c. UNREIMBURSED EXPENSES; OTHER ITEMS. STAR shall pay to Ms. Casey within a reasonable time of receipt of request therefor, all unreimbursed employee expenses incurred by Ms. Casey in connection with her employment by STAR through the date of this Agreement. STAR shall also pay or reimburse Ms. Casey for her long distance telephone



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and cell phone charges and shall provide her with Internet access and an email account through the Company's network, in each case through December 31, 2001.

        4. RELEASES BY THE PARTIES.

             a. RELEASE BY MS. CASEY. In consideration for STAR's payments and other undertakings as described herein, Ms. Casey, for herself and her heirs, legal representatives, successors and assigns, does hereby completely release and forever discharge STAR, its parent, subsidiary and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that Ms. Casey may now have or has ever had against them, arising from or in any way connected with the employment relationship between the parties, any actions taken by any of them during the employment relationship, the termination of that relationship, and any other dealings of any kind between Ms. Casey and any of them up to the effective date of this Agreement, including but not limited to (i) any and all claims of "wrongful discharge," breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud and defamation; (ii) any and all claims arising at common law, including but not limited to any tort of any nature;
(iii) any and all claims arising under any federal, state, county or municipal statute, constitution or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, and any other laws and regulations relating to



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employment discrimination; and (iv) any and all claims for bonuses, severance pay, vacation pay, attorneys' fees and costs.

             b. RELEASE BY STAR. In consideration for Ms. Casey's acceptance of the terms of this Agreement, STAR, for itself and its parent, subsidiary and affiliated companies, and their respective shareholders, officers, directors, representatives, employees, former employees, agents, attorneys, successors and assigns, does hereby completely release and forever discharge Ms. Casey, her family, heirs, successors and assigns from all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature and character, known or unknown, that STAR may now have or has ever had against them, arising from or in any way connected with the employment relationship between the parties, any actions taken by any of them during the employment relationship, the termination of that relationship, and any other dealings of any kind between Ms. Casey and any of them up to the effective date of this Agreement.

             c. GENERAL RELEASE. It is each party's intention in the execution of the her or its respective release set forth above, that the same shall be effective as a bar to each and every claim hereinabove specified, and, in furtherance of this intention, each party hereby expressly waives any and all rights and benefits conferred upon her or it by Section 1542 of the California Civil Code, which provides:

             A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.


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         5. CONFIDENTIALITY/NON-DISPARAGEMENT.

             Absent prior express written approval and permission of STAR, which may be withheld in STAR's sole discretion, Ms. Casey will keep confidential and not directly or indirectly make public or reveal to any person, firm, corporation, association, partnership or entity of any identity or kind whatsoever, including, without limitation, any current, former or future employee of STAR or any of its affiliated, subsidiary or parent companies, any information regarding the terms or existence of this Agreement, including, without limitation, the fact of payment or the amount of payment (or any information arising out of the fact of or amount of payment) Ms. Casey is receiving under it.

             This confidentiality provision shall not prevent Ms. Casey from providing any information regarding the terms or existence of this Agreement to her spouse, to her attorneys, or to her accountants, tax consultants or the duly designated taxing authorities of the United States of America or the State of California, but Ms. Casey will be responsible for any disclosure by any of them that would be prohibited by this provision if made by Ms. Casey. Ms. Casey represents that, prior to executing this Agreement, Ms. Casey has not made any disclosure that would violate this provision.

             Ms. Casey agrees that she will not publicly or privately say or do anything to disparage STAR, its officers, directors, employees, business, operations, products or services. Ms. Casey further agrees that she will not take any action injurious to the business interest or reputation of STAR, its officers, directors, employees, business, operations, products or services.

        6. TRADE SECRETS AND CONFIDENTIAL INFORMATION.

             Ms. Casey acknowledges that from time to time she has learned Trade Secrets and confidential information of STAR, and its related entities and customers, and Ms. Casey further


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acknowledges her fiduciary obligations with respect thereof. Without limiting the scope of such fiduciary obligations, Ms. Casey agrees that she shall not, at any time or in any manner, directly or indirectly, use for her own benefit or the benefit of any other person or entity, or otherwise divulge, disclose, or communicate to any person or entity, or permit the use by any person or entity of, any information concerning any Trade Secret or confidential information of STAR or any of its related entities or customers, without the prior express written consent of STAR or the entity or customer to which the Trade Secret or confidential information relates. Such consent may be withheld for any reason. Ms. Casey represents that, prior to executing this Agreement, she has not engaged in any conduct that would violate this provision.

             The term "Trade Secrets" shall be given its broadest possible interpretation and shall mean any information, including, without limitation, a formula, pattern, compilation, know-how, negative know-how, program, device, method, technique, customer list, customer preference or process, that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

          7. FIDUCIARY OBLIGATIONS.

             Ms. Casey acknowledges and agrees that, as a member of the Board of Directors of STAR, she (a) owes certain fiduciary duties to the stockholders of STAR, including without limitation, a duty of loyalty to such stockholders, and
(b) recognizes that, so long as she continues as a member of STAR's Board, such duties may restrict or restrain her ability to compete with STAR in the international long distance telecommunications market.


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          8. COOPERATION.

             Ms. Casey agrees that, subject to her availability, and if requested to do so by STAR, she will assist STAR to resolve issues arising where her personal knowledge or information may be of help without compensation beyond that compensation specified in Paragraph 2.

          9. BREACH OR MISREPRESENTATION.

             Inasmuch as the actual damages that would result from any breach of the provisions of Paragraphs 5, 6, 7 and 8, are uncertain and would be impractical and extremely difficult to fix, Ms. Casey agrees that STAR shall be entitled to injunctive relief to prevent any anticipated breach of the provisions of Paragraph 5, 6, 7, and 8, in addition to any other legal or equitable relief to which STAR may be entitled under this Agreement or applicable law.

             Moreover, in the event of any breach of either Paragraphs 5, 6, 7 or 8 by Ms. Casey, and without in any way affecting any other covenant or provision in this Agreement, including, without limitation, Ms. Casey's General Release in Paragraph 4, above, and in addition to any relief to which STAR otherwise is entitled under this Agreement or applicable law, including, but not limited to, injunctive relief and the recovery of actual damages, Ms. Casey will no longer be eligible to receive any payments described in Paragraph 2 of this Agreement that are scheduled to take place, but have not yet taken place, after the date of such breach or misrepresentation.

         10. MISCELLANEOUS.

             a. Ms. Casey represents and warrants that she has not heretofore assigned or transferred to any person, firm, corporation or entity any claim or other matter herein released. Ms. Casey agrees to indemnify STAR and anyone else herein released and hold them


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harmless against any claims, costs or expenses, including, without limitation, attorneys' fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer or assignment.

             b. In the event that either party pursues litigation to remedy any breach of this Agreement by the other party, or in the event either party becomes involved in any litigation with the other party where the breach of this Agreement is in issue, the prevailing party shall be entitled to recover from the losing party the reasonable costs and attorneys' fees the prevailing party incurs in connection with any such litigation, in addition to any other legal or equitable relief to which the prevailing party may be entitled. In such circumstances, however, all obligations under this Agreement, including, without limitation, the General Releases and Covenants in Paragraphs 4, 5, 6, 7 and 8, above, shall remain in full force and effect.

             c. In executing this Agreement, Ms. Casey has not relied and is not relying on any representation or statement made by STAR or any of its related entities, or by any agent, representative or attorney of STAR or any of its related entities, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement. This Agreement sets forth the entire agreement between Ms. Casey and STAR and, except as expressly set forth herein, fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement. It may not be altered, modified, amended or changed, in whole or in part, except in a writing executed by Ms. Casey and the Chief Executive Officer of STAR.

             d. Ms. Casey and STAR each agree to bear her and its own costs, expenses, attorneys' fees and any other expenditures in connection with the negotiation and preparation of this Agreement.


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             e. This Agreement shall be construed as if both parties
participated equally in its negotiation and drafting, and each party agrees that any ambiguity contained in any provision of this Agreement shall not be construed against any particular party to this Agreement by virtue of that party's role in the negotiation or preparation of this Agreement.

             f. Ms. Casey acknowledges that (i) she has been given the opportunity to seek the advice of independent legal counsel concerning this Agreement, (ii) STAR has urged her to seek such independent legal advice, (iii) she fully understands the terms of this Agreement including, without limitation, the significance and consequences of her General Release in Paragraph 4, above,
(iv) she is not releasing any claims that may arise after the date of this Agreement, (v) she is executing this Agreement in exchange for consideration in addition to anything of value to which she already is entitled, and (vi) she is fully satisfied with the terms of this Agreement, and is executing this Agreement voluntarily, willingly and knowingly, and without any duress.

             g. If any provision or term, or part of a provision or term, of this Agreement is declared or determined by any court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

             h. This Agreement may be executed in one or more counterparts, each of which shall be deemed as an original, but all of which, together, shall constitute one and the same instrument.

             i. This Agreement shall be governed by the laws of the State of California, without reference to its choice of law rules.


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     THE UNDERSIGNED HAVE READ THE FOREGOING AGREEMENT AND FULLY
UNDERSTAND AND AGREE TO IT:

            "STAR"                                  "MS. CASEY"
STAR TELECOMMUNICATIONS, INC.
By:
   ---------------------------                ---------------------------
       Brett S. Messing                       MARY CASEY
       Chairman and Chief Executive
       Officer
Date:                                         Date:
     -------------------------                     ----------------------



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